EXHIBIT 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACCESS INTEGRATED TECHNOLOGIES, INC.

Gary Loffredo, Secretary of the herein named Corporation, hereby certifies that:

1.           The present name of the corporation (hereinafter called the “Corporation”) is Access Integrated Technologies, Inc.

2.           The date of filing of the Third Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 21, 2001.  The date of filing of the Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is October 19, 2001.  The date of filing of the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 14, 2001.  The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is March 31, 2000.  The original name of the Corporation was Access Colo, Inc.

3.           The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated by striking out Articles ONE through SIXTEEN and substituting in lieu thereof new Articles ONE through TEN, which Articles shall, among other things, declare a reverse stock split of the Corporation’s capital stock and eliminate certain classes and series at the Corporation’s capital stock (the “Third Amended and Restated Certificate of Incorporation”).

4.           The provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation are hereby amended, restated and integrated into the single instrument that is hereinafter set forth, and that is entitled the Fourth Amended and Restated Certificate of Incorporation of the Corporation without any further amendments other than the amendments herein certified.

5.           This Fourth Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.  Prompt written notice of the adoption of the amendment herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

6.           The Certificate of Incorporation, as amended and restated herein, shall, at the effective time of this Fourth Amended and Restated Certificate of Incorporation, read as follows:

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACCESS INTEGRATED TECHNOLOGIES, INC.

FIRST:            Name:  The name of the Corporation is:

  Access Integrated Technologies, Inc.

SECOND:       Address:  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.  The name of the agent at such address is Corporation Service Company.

THIRD:           Purpose:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:       Capitalization:  The total number of shares of capital stock that the Corporation shall have authority to issue is Ninety-Five Million (95,000,000) shares as follows:  (i) Eighty Million (80,000,000) shares of common stock, of which Forty Million (40,000,000) shares shall be Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), and Fifteen Million (15,000,000) shares shall be Class B Common Stock, par value $.001 per share (the “Class B Common Stock”); and (ii) Fifteen Million (15,000,000) shares of preferred stock, par value $.001 per share (the “Preferred Stock”), of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.

Except as otherwise provided by law or this Fourth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), the holders of the Class A Common Stock and the Class B Common Stock, shall have all the same rights and privileges as Common Stock, except that the holders of Class A Common Stock and the Class B Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation on the following basis:  (i) each share of the Class A Common Stock shall entitle the holder thereof to one vote, and (ii) each share of Class B Common Stock shall entitle the holder thereof to ten votes.

Each share of Class B Common Stock may also be converted, at any time at the option of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, consolidations, recapitalizations and reorganizations).  Each holder of Class B Common Stock that desires to convert its shares of Class B Common Stock, into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common Stock and shall give written notice to the

Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted.  Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

At the option of the holders of fifty-one (51%) percent of the shares of outstanding Class B Common Stock, voting as a class, each share of Class B Common Stock shall be converted (the “Class B Conversion”) into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, stock dividends, consolidations, recaptializations, reorganizations or other like occurrences).  All holders of record of shares of Class B Common Stock, then outstanding shall be given at least ten (10) days’ prior written notice of the date fixed (the “Conversion Date”) and place designated by the Corporation for mandatory conversion of all such shares of Class B Common Stock, pursuant to this paragraph.  Such notice shall be sent by first-class or registered mail, postage prepaid, to each record holder of Class B Common Stock, at such holder’s address last shown on the records of the Corporation or of any transfer agent for the Class B Common Stock.  Each holder of Class B Common Stock shall surrender the certificate or certificates, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock by the Conversion Date.  Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date; provided, however, that if such certificate or certificates are not surrendered by such holder by the Conversion Date, such conversion shall be deemed to have been made on the Conversion Date and such holder thereafter shall be deemed to have a right to receive only such number of shares of Class A Common Stock into which such holder’s shares of Class B Common Stock shall be converted in accordance herewith.

Upon the effectiveness (the “Effective Date”) of the Certificate of Amendment filed by the Corporation on September 18, 2003, each five (5) shares of Class A and B Common Stock issued and outstanding on the Effective Date (the “Old Common Stock”) shall be converted into one (1) share of Class A and B Common Stock, respectively (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  A holder of such five (5) shares shall be entitled to receive, upon surrender of a stock certificate or stock certificates representing such Old Common Stock (the “Old Certificates,” whether one or more) to the Corporation for cancellation, a certificate of certificates (the “New Certificates,” whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation.  In lieu of such fractional shares, each holder of Class Old Common Stock who or that would otherwise have been entitled to a fraction of a share of such common stock upon surrender of such holder’s Old Certificates will be entitled to receive one sole share of such common stock.  If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered.  In the event that the Corporation determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that any stockholder will not be entitled to receive more than one share of New Common Stock in lieu of fractional shares.  If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and registered in such name or names as such holder may direct, subject to compliance with applicable laws and the Third Amended and Restated Stockholders’ Agreement, as amended, supplemented, restated or otherwise modified from time to time, among the Corporation and certain of its stockholders to the extent such designation shall involve a transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable.  From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

FIFTH:          Voting:  The holders of the Common Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation for each share held by such holders in accordance with Section 4 hereof.

SIXTH:          The Corporation is to have perpetual existence.

SEVENTH:    In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

EIGHTH:        Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in any statute) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the by-laws of the Corporation.  Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

NINTH:          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:          The Corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Corporation, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.

Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Article.  The rights conferred by this Article shall not be exclusive of any other right which the Corporation may now or hereafter grant, or any person may have or hereafter acquire, under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.  The rights conferred by this Article shall continue as to any person who shall have ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

For the purposes of this Article, the term “authorized representative” shall mean a director, officer, employee or agent of the Corporation or of any subsidiary of the Corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Corporation or by any subsidiary of the Corporation, or a person who is or was serving another Corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Corporation.

Executed on November 14, 2003
/s/ Gary Loffredo
Gary Loffredo, Secretary

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ACCESS INTEGRATED TECHNOLOGIES, INC.

The undersigned, being the President of Access Integrated Technologies, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.
Pursuant to a unanimous written consent of the Board of Directors of the Corporation (the “Board”), the Board adopted resolutions (the “Amending Resolutions”) to amend the Corporation’s Fourth Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Delaware Secretary of State on November 14, 2003;

2.
Pursuant to a majority vote of the Corporation’s Shareholders in accordance with Section 242 of the DGCL, the holders of the Corporation’s outstanding capital stock voted in favor of the Amending Resolutions; and

3.	The Amending Resolutions were duly adopted in accordance with Section 242 of the DGCL.

NOW, THEREFORE, to effect the Amending Resolutions, Article Fourth of the Certificate of Incorporation shall be deleted in its entirety and replaced as follows:

“FOURTH:   Capitalization:  The total number of shares of capital stock that the Corporation shall have authority to issue is Ninety-Five Million (95,000,000) shares as follows:  (i) Eighty Million (80,000,000) shares of common stock, of which Sixty-Five Million (65,000,000) shares shall be Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), and Fifteen Million (15,000,000) shares shall be Class B Common Stock, par value $.001 per share (the “Class B Common Stock”); and (ii) Fifteen Million (15,000,000) shares of preferred stock, par value $.001 per share (the “Preferred Stock”), of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.

Except as otherwise provided by law or this Fourth Amended and Restated Certificate of Incorporation, as amended from time to time (this “Certificate of Incorporation”), the holders of the Class A Common Stock and the Class B Common Stock, shall have all the same rights and privileges as Common Stock, except that the holders of Class A Common Stock and the Class B Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation on the following basis:  (i) each share of the Class A Common Stock shall entitle the holder thereof to one vote, and (ii) each share of Class B Common Stock shall entitle the holder thereof to ten votes.

Each share of Class B Common Stock may also be converted, at any time at the option of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, consolidations, recapitalizations and reorganizations).  Each holder of Class B Common Stock that desires to convert its shares of Class B Common Stock, into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted.  Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

At the option of the holders of fifty-one (51%) percent of the shares of outstanding Class B Common Stock, voting as a class, each share of Class B Common Stock shall be converted (the “Class B Conversion”) into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, stock dividends, consolidations, recaptializations, reorganizations or other like occurrences).  All holders of record of shares of Class B Common Stock, then outstanding shall be given at least ten (10) days’ prior written notice of the date fixed (the “Conversion Date”) and place designated by the Corporation for mandatory conversion of all such shares of Class B Common Stock, pursuant to this paragraph.  Such notice shall be sent by first-class or registered mail, postage prepaid, to each record holder of Class B Common Stock, at such holder’s address last shown on the records of the Corporation or of any transfer agent for the Class B Common Stock.  Each holder of Class B Common Stock shall surrender the certificate or certificates, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock by the Conversion Date.  Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date; provided, however, that if such certificate or certificates are not surrendered by such holder by the Conversion Date, such conversion shall be deemed to have been made on the Conversion Date and such holder thereafter shall be deemed to have a right to receive only such number of shares of Class A Common Stock into which such holder’s shares of Class B Common Stock shall be converted in accordance herewith.

Upon the effectiveness (the “Effective Date”) of the Certificate of Amendment filed by the Corporation on September 18, 2003, each five (5) shares of Class A and B Common Stock issued and outstanding on the Effective Date (the “Old Common Stock”) shall be converted into one (1) share of Class A and B Common Stock, respectively (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  A holder of such five (5) shares shall be entitled to receive, upon surrender of a stock certificate or stock certificates representing such Old Common Stock (the “Old Certificates,” whether one or more) to the Corporation for cancellation, a certificate of certificates (the “New Certificates,” whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation.  In lieu of such fractional shares, each holder of Class Old Common Stock who or that would otherwise have been entitled to a fraction of a share of such common stock upon surrender of such holder’s Old Certificates will be entitled to receive one sole share of such common stock.  If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered.  In the event that the Corporation determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that any stockholder will not be entitled to receive more than one share of New Common Stock in lieu of fractional shares.  If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and registered in such name or names as such holder may direct, subject to compliance with applicable laws and the Third Amended and Restated Stockholders’ Agreement, as amended, supplemented, restated or otherwise modified from time to time, among the Corporation and certain of its stockholders to the extent such designation shall involve a transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable.  From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

Except as specifically set forth herein, the Certificate of Incorporation shall not be amended, modified or otherwise altered by this Certificate of Amendment.

*  *  *

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of Access Integrated Technologies, Inc. to be signed by A. Dale Mayo, its President, Chief Executive Officer and Chairman of the Board of Directors, this 4th day of September, 2008, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:	/s/ A. Dale Mayo
Name:	A. Dale Mayo
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

CERTIFICATE OF DESIGNATIONS
OF
SERIES A 10% NON-VOTING CUMULATIVE PREFERRED STOCK
OF
ACCESS INTEGRATED TECHNOLOGIES, INC.

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

Access Integrated Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that the following resolutions respecting Series A 10% Non-Voting Cumulative Preferred Stock were duly adopted by the Corporation’s Board of Directors:

WHEREAS, the Fourth Amended and Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) authorizes the Corporation to issue an aggregate of 15,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), which may be divided into one or more series as the Board of Directors may determine; and

WHEREAS, the Certificate of Incorporation expressly vests in the Board of Directors the authority to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock; and

WHEREAS, the Board of Directors deems it advisable to designate a series of the Preferred Stock consisting of shares designated as Series A 10% Non-Voting Cumulative Preferred Stock.

NOW, THEREFORE, IT IS HEREBY:

RESOLVED, that pursuant to the Certificate of Incorporation, a series of Preferred Stock be, and hereby is, created, consisting of 20 shares, par value of $0.001 per share (the “Series A Preferred Stock”), which Series A Preferred Stock shall have the voting rights, designations, powers, preferences, relative and other special rights, and the qualifications, limitations and restrictions set forth as follows:

1.           Dividend Rights. The holders of Series A Preferred Stock shall be entitled to receive dividends, but only out of funds that are legally available therefor, at the rate of 10% of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  The original issue price of the Series A Preferred Stock shall be $500,000 per share (the “Series A Original Issue Price”). For any share of Series A Preferred Stock, such dividends shall begin to accrue commencing upon the first date such share is issued and becomes outstanding (the “Original Issue Date”) and shall be payable in cash or, at the Corporation’s option, by converting the cash amount of such dividends into Class A common stock, par value $0.001 per share (the “Class A Common Stock”), based on the value of the Class A Common Stock equal to (i) so long as the sum of the number of shares of Class A Common

Stock issued by the Corporation that would be integrated with the other shares of Class A Common Stock issued under this Paragraph 1 under the rules of the NASDAQ Stock Market plus the number of shares of Class A Common Stock issued under this Paragraph 1 does not exceed 5,366,529 shares (as shall be adjusted for stock splits), the price determined by the daily volume weighted average price per share of the Class A Common Stock on its principal trading market as reported by Bloomberg Financial L.P. (the “VWAP”) for the five (5) day Trading Day (as defined below) period ending on the Trading Day (as defined below) immediately preceding the Dividend Payment Date (as defined below), of the Corporation, and (ii) thereafter, the greater of the Book Value Per Share (as defined below) or Market Value Per Share (as defined below) (the greater of those two amounts, the “Market Price”), as measured on the Original Issue Date for the initial issuance of shares of Series A Preferred Stock in connection with any shares of Series A Preferred Stock that would be integrated under the rules of the NASDAQ Stock Market.  The dividends shall be payable in arrears (a) first, on the earlier of (x) September 30, 2010 or (y) the last day of the calendar quarter during which the Corporation ceases to be contractually prohibited from paying such dividends, and thereafter (b) quarterly on the last day of each calendar quarter beginning in the calendar quarter following such initial dividend payment date and continuing until such shares of Series A Preferred Stock are redeemed (each, a “Dividend Payment Date”), provided, that, if any such Dividend Payment Date is not a Business Day (as defined below), then any such dividend shall be payable on the next Business Day.  Such dividends shall accrue day-by-day and shall be cumulative, whether or not declared by the Board of Directors and whether or not there shall be funds legally available for the payment of dividends. The term “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the New York, New York are authorized or required by law to be closed.  Until it has paid all dividends on the Series A Preferred Stock as contemplated in this Certificate of Designations, the Corporation may not pay dividends on the Class A Common Stock, the Class B common stock, par value $0.001 per share, of the Corporation (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) or any other stock of the Corporation hereafter created that is junior in terms of dividend rights, redemption or liquidation preference to the Series A Preferred Stock (together with the Common Stock, “Junior Stock”).  The term “Trading Day” means any day on which the Class A Common Stock is traded on its principal market; provided that the “Trading Day” shall not include any day on which the principal market is open for trading for less than 4.5 hours.  The terms “Book Value Per Share” and “Market Value Per Share” shall be determined in accordance with the rules of The NASDAQ Stock Market, as in effect on the date of this Certificate of Designations.

2.           Voting Rights. Except as otherwise provided herein or as required by law, the holders of Series A Preferred Stock will not have the right to vote on matters brought before the stockholders of the Corporation.

3.           Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, subject to the rights of any series of Preferred Stock that may from time-to-time come into existence and which is expressly senior to the rights of the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to be paid in cash out of the assets of the Corporation an amount per share of Series A Preferred Stock equal to 100% of the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus accrued but unpaid dividends (the

“Liquidation Preference”), for each share of Series A Preferred Stock held by each such holder. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation shall be insufficient to make payment in full of the Liquidation Preference to all holders of Series A Preferred Stock, then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

4.           Conversion Rights. Except as otherwise provided herein or as required by law, the holders of Series A Preferred Stock will have no rights with respect to the conversion of the Series A Preferred Stock into shares of Class A Common Stock or any other security of the Corporation.

5.           Redemption.  The Series A Preferred Stock may be redeemed by the Corporation at any time after the second anniversary of the Original Issue Date (the “Redemption Date”) upon thirty (30) days advance written notice (a “Notice of Redemption”) to the holder, for a price equal to One Hundred and Ten Percent (110%) of the Liquidation Preference (which Liquidation Preference shall include, for avoidance of doubt, all accrued but unpaid dividends payable to the holder of the Series A Preferred Stock for the period between the Notice of Redemption and the Redemption Date) (the “Callable Amount”), payable in cash or, at the Corporation’s option, so long as the closing price of the Class A Common Stock is $2.18 or higher (as shall be adjusted for stock splits) for at least (90) consecutive Trading Days ending on the Trading Day immediately prior to the Notice of Redemption, by converting such Callable Amount into Class A Common Stock at the Market Price, as measured on the Original Issue Date for the initial issuance of shares of Series A Preferred Stock in connection with any shares of Series A Preferred Stock that would be integrated under the rules of the NASDAQ Stock Market. The Corporation will indicate on a Notice of Redemption whether the Corporation will redeem the Series A Preferred Stock to be so redeemed in cash or, if so permitted under the immediately preceding sentence, in Class A Common Stock.

6.           Amendment.  None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided in this Certificate of Designations or in the Certificate of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least four-fifths of the outstanding shares of Series A Preferred Stock, voting as a separate class.

FURTHER RESOLVED, that the officers of the Corporation are authorized and are directed to file with the Secretary of State of the State of Delaware a Certificate pursuant to Section 151(a) of the General Corporate Law setting forth these resolutions in order to establish the rights and preferences set forth in the Certificate of Designations associated with the Series A Preferred Stock.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Designations on February 2, 2009.

ACCESS INTEGRATED TECHNOLOGIES, INC.

By:   /s/ A. Dale Mayo
      A. Dale Mayo
      President and Chief Executive Officer

CERTIFICATE OF DESIGNATIONS

OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

ACCESS INTEGRATED TECHNOLOGIES, INC.

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

_____________________________

Access Integrated Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on August 10, 2009.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of this Corporation the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof as follows:

Section 1.   Designation and Amount.  The shares of such series shall be designated as “Series B Junior Participating Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be 1,000,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

Section 2.   Dividends and Distributions.

(A)           Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of the Corporation and Class B Common Stock, par value $0.001 per share (the “Class B Common Stock,” and together with Class A Common Stock, the “Common Stock”), of the Corporation, and of any other stock ranking junior to the Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

Section 3.   Voting Rights.  The holders of shares of Series B Preferred Stock shall have the following voting rights:

(A)           Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)           Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(D)           If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series B Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two.  In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series B Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at such meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series B Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series B Preferred Stock being entitled to cast a number of votes per share of Series B Preferred Stock as is specified in paragraph (A) of this Section 3.  Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(D).  Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series B Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders.  If and when such default shall cease to exist, the holders of the Series B Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends.  Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two.  The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series B Preferred Stock in this Section 3.

Section 4.     Certain Restrictions.

(A)           Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)           declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(ii)           declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

(iv)           redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.   Reacquired Shares.  Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.   , Dissolution or Winding Up.

(A)           Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of Series B Preferred Stock shall have received an amount per share (the “Series B Liquidation Preference”) equal to $10 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

(B)           In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series B Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C)           Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7.   Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.   No Redemption.  The Series B Preferred Stock shall not be redeemable by the Corporation.

Section 9.   Rank.  The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Corporation’s Preferred Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series B Preferred Stock.

Section 10.   Amendment.  At any time any shares of Series B Preferred Stock are outstanding, the Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting separately as a single class.

Section 11.   Fractional Shares.  Series B Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by the undersigned this 10th day of August, 2009.

ACCESS INTEGRATED TECHNOLOGIES, INC.

By:/s/ Gary Loffredo
Name: Gary Loffredo
Title: Senior Vice President